                          CERTIFICATE OF DETERMINATION OF
                                    PREFERENCES
                                         OF

                        SERIES A CONVERTIBLE PREFERRED STOCK
                                         OF

                      COMMUNICATION TELESYSTEMS INTERNATIONAL

                      (Pursuant to Section 401 of the General
                    Corporation Law of the State of California)

                            ---------------------------

          The undersigned, Edward Soren and Patrick Aelvoet, hereby certify that
(1) Edward Soren is the duly elected and acting Executive Vice President and Patrick Aelvoet is the duly elected and acting Chief Financial Officer of Communication TeleSystems International, a California corporation (hereinafter called the "Corporation"), and (2) under authority given by the Corporation's Amended and Restated Articles of Incorporation, the Board of Directors has duly adopted the following recitals and resolutions:

          WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation provide for a class of shares known as Preferred Stock, issuable from time to time in one or more series;

          WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed on any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them;

          WHEREAS, the Amended and Restated Articles of Incorporation of the Corporation provide that the Corporation is authorized to issue Ten Million (10,000,000) shares of Preferred Stock; and

          WHEREAS, the Corporation has not issued any shares of such Preferred Stock and the Board of Directors of the Corporation desires to determine the rights, preferences, privileges, and restrictions relating to this initial series of Preferred Stock and the number of shares constituting and the designation of said series;

          NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby determines the designation of, number of shares constituting, and the rights, preferences, privileges, and restrictions relating to said series of Preferred Stock as follows:

          Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Stock") and the number of shares constituting the Series A Stock shall be 30,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Stock.

          Section 2.     DIVIDENDS AND DISTRIBUTIONS.

               (A) AMOUNT OF DIVIDEND. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Stock with respect to dividends, the holders of shares of Series A Stock, prior and in preference to any declaration or payment of any dividend (payable other than in shares of Common Stock, no par value, of the Corporation (the "Common Shares") or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional Common Shares of the Corporation) on the Common Shares of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, annual dividends payable in cash on the first day of October each year (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Stock, in an amount equal to forty dollars ($40) per share per annum, as adjusted to reflect any subdivision or combination of the Series A Stock. Such dividends shall be cumulative so that if such dividends in respect of any annual dividend period shall not have been paid on, or declared and set apart for, all shares of Series A Stock at the time outstanding, the deficiency shall be fully paid on or declared or set apart for such shares before any dividend or other distribution shall be paid upon or declared or set apart for the Corporation's Common Shares.

               (B) ACCRUAL OF DIVIDENDS FOR NEWLY ISSUED SHARES. Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Stock from the Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Stock entitled to receive an annual dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall accrue dividends at the rate of four percent (4%) of the amount of such accrued but unpaid dividends per annum. Dividends paid on the shares of Series A Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

               (C) EFFECT OF CONVERSIONS. In the event that, prior to the record date fixed for the payment of dividends on the outstanding shares of Series A Stock for any particular year, any shares of Series A Stock shall have been converted into Common Shares pursuant to Section 8 hereof, then, solely for the purposes of this Section 2(C), such shares shall be deemed to be outstanding as of such record date fixed for the payment of dividends; provided, that the dividend payable with respect to each such share of previously converted Series A Stock shall be payable within ten
     (10) business days after the date that such share of Series A Stock is converted pursuant to Section 8 and shall be equal in amount to the product of (1) $40 and (2) the quotient (X) the numerator of which is equal to the number of calendar days between the Dividend Payment Date next preceding the date of conversion and the date that such share was converted (or, if the conversion of such share occurs prior to the first Dividend Payment Date, the number of calendar days between the date that dividends began to accrue on such share pursuant to Section 2(B) and the date that such share was converted pursuant to this Certificate)), and (Y) the denominator of which is equal to 365.

          Section 3. NO VOTING RIGHTS. Except as otherwise provided by law, the holders of shares of Series A Stock shall not have any voting rights with respect to any such shares of Series A Stock. Upon conversion of any shares of Series A Stock as provided in Section 8 hereof, the holders of such converted shares of Series A Stock shall have such voting rights as are applicable to the Common Shares into which such shares of Series A Stock are converted.

          Section 4. REACQUIRED SHARES. Any shares of Series A Stock purchased or otherwise acquired by the Corporation in any manner whatsoever (including, without limitation, due to the conversion of such shares pursuant to Section 6 or Section 8 hereof) shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock.

          Section 5.     LIQUIDATION PREFERENCE.

          (A) PREFERENCE. Subject to Sections 5(C) and 6 below, in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, voluntarily or involuntarily, subject to the rights of any subsequently authorized series of Preferred Stock, the holders of shares of Series A Stock shall be entitled to receive, prior to any distribution to the holders of Common Shares by reason of their ownership thereof, a preferential amount of assets with an aggregate fair market value equal to $1,000 per share of Series A Stock then held by them plus all accrued but unpaid dividends on such shares. If upon such liquidation, dissolution, or winding up, the assets of the Corporation are insufficient to provide for the payment to the holders of the Series A Stock of the full preferential amount aforesaid, such assets as are available shall be paid out pro rata (in proportion to the full preferential amount each such holder would otherwise be entitled to receive) among the holders of the Series A Stock.

          (B) PRO RATA DISTRIBUTION. Upon the completion of the distributions in respect of the Series A Stock as set forth above, the remaining assets of the Corporation, if any, available for distribution to holders of the Corporation's capital stock shall be distributed pro rata among the holders of Common Shares, subject to the rights of any other Preferred Stock, in proportion to the number of Common Shares held by such holders.

          (C) CERTAIN TRANSACTIONS. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale or disposition of all or substantially all of the assets of the Corporation (whether or not followed by the dissolution or winding up of the Corporation) in a single transaction or series of transactions, shall not be considered to be a liquidation, dissolution or winding up within the meaning of this Section 5, but shall instead be treated pursuant to Section 6 below.

          Section 6. ACQUISITION. For purposes of this Section 6 in connection with any consolidation or merger or other form of corporate reorganization in which the outstanding shares of the Corporation are exchanged for securities or other consideration issued or caused to be issued by another corporation or entity or its subsidiary (other than a reincorporation of the Corporation) or the sale of all or substantially all of the assets of the Corporation, (i) those holders of outstanding Series A Stock voting in favor of such acquisition shall be deemed to have converted their shares immediately prior to the effective date of such merger, reorganization or sale, and shall be entitled to the consideration payable in respect of the Corporation's Common Shares (in the case of a merger or other form of corporate reorganization) or proceeds thereof (as applicable), pro rata, and on an as if converted basis and
(ii) the dissenting shareholders shall be entitled to the fair market value of their shares determined as of the day before the first announcement of the terms of the acquisition, excluding any appreciation or depreciation in consequence of the acquisition, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

          Section 7. NO REDEMPTION. The shares of Series A Stock shall not be redeemable.

          Section 8. CONVERSION. The shares of Series A Stock shall be convertible as follows (the "Conversion Rights"):

          (A) RIGHT TO CONVERT. Unless previously automatically converted pursuant to Section 8(B) below, each share of Series A Stock shall be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for such shares, and without any additional consideration by the holder thereof, into 90.9091 fully paid and non-assessable Common Shares (the "Conversion Rate"), subject to adjustment as hereinafter provided, at any time so long as each of the following is true as of the time of the proposed conversion: (i) at least six months shall have elapsed since the date of issuance of such shares of Series A Stock; (ii) there shall not exist a Pending Offering (as defined below); and (iii) an Offering (as defined below) shall not have been completed within the past six months. For purposes of this Certificate, (1) "Offering" shall mean a completed offer and sale by the Corporation of its securities pursuant to a registration statement (other than a registration statement on Form S-8) filed with the Securities and

     Exchange Commission; and (2) "Pending Offering" shall mean an Offering that has not been withdrawn, completed or otherwise terminated.

          (B) AUTOMATIC CONVERSION. Each and every outstanding share of Series A Stock shall be converted automatically, if not previously converted, at the Conversion Rate into fully paid and non-assessable Common Shares, subject to adjustment as hereinafter provided, upon (i) the first date on or by which (1) an Offering shall have previously been completed, (2) there shall not have occurred any Offering within the immediately preceding six months and (3) there is not in existence any Pending Offering; or (ii) the first date on which (1) at least two years have elapsed since the date of issuance of such shares of Series A Stock, (2) there has not occurred within the immediately preceding six months the completion of an Offering, and (3) there is not in existence any Pending Offering. Upon automatic conversion as provided for herein, the Secretary of the Corporation shall promptly deliver notice of such conversion to each holder of shares of the Series A Stock, who shall thereupon surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for such Series A Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder a certificate or certificates for the number of Common Shares into which such shares of Series A Stock have been automatically converted.


          (C) MECHANICS OF CONVERSION. Before any holder of shares of Series A Stock shall be entitled to convert the same into full Common Shares pursuant to Section 8(A), he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Stock, and shall give written notice to the Corporation at such office that he or she elects to convert the same and shall state therein his or her name or the name or names of his nominees in which he or she wishes the certificate or certificates for the number of full Common Shares to which he or she shall be entitled as aforesaid. Except as set forth herein, conversion pursuant to Section 8(A) shall be deemed to have occurred immediately prior to the close of business on the date of such surrender of the shares of Series A Stock to be converted, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

          (D) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after August 13, 1999 (the "Commitment Date") effect a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before the subdivision shall be proportionately increased and, conversely, if the Corporation shall at any time or from time to time after the Commitment Date combine the outstanding shares of Common Stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this subsection (D) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (E)  ADJUSTMENT FOR OTHER DIVIDENDS AND DISTRIBUTIONS.   If the
     Corporation at any time or from time to time after the Commitment Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities, properties (other than cash) or rights of the Corporation other than Common Shares, then and in each such event provisions shall be made so that the holders of Series A Stock shall receive upon conversion thereof, in addition to the number of Common Shares receivable thereupon, the amount of securities, properties or rights of the Corporation which they would have received had their Series A Stock been converted into Common Shares on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities, properties or rights (together with any distributions payable thereon during such period) receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 8 with respect to the rights of the holders of the Series A Stock.

          (F) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Shares issuable upon the conversion of the Series A Stock at any time or from time to time after the Commitment Date shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a reorganization, merger, consolidation, or sale of assets provided for in Section 6 above or a subdivision or combination of shares provided for in Section 8(D) above), then, and in each such event, provision shall be made (by adjustment to the Conversion Rate or otherwise) so that each holder of Series A Stock shall have the right thereafter to convert its shares into the kind and amount of shares of stock and other securities receivable upon such reorganization, reclassification, or other change, by holders of the number of Common Shares into which such share of Series A Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

          (G) NO IMPAIRMENT. The Corporation will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale or securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 8 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Stock against impairment.

          (H) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Rate pursuant to this
     Section 8, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Stock a certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Rate at the time in effect, and (iii) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series A Stock.

          (I)  NOTICES OF RECORD DATE.  If:

               (i) the Corporation shall set a record date for the purpose of entitling the holders of its Common Shares to receive a dividend, or any other distribution, payable otherwise than in cash;

               (ii) the Corporation shall set a record date for the purpose of entitling the holders of its Common Shares to subscribe for or purchase any shares of any class or to receive any other rights;

               (iii) there shall occur any capital reorganization of the Corporation, reclassification of the shares of the Corporation (other than a subdivision or combination of its outstanding Common Stock), consolidation or merger of the Corporation with or into another corporation, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

               (iv) there shall occur a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding shares of the Series A Stock, at least fifteen (15) days prior to the date hereinafter specified, a notice stating (a) the date which (x) has been set as the record date for the purpose of such dividend, distribution, or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and (b) the record date as of which holders of Common Shares of record shall be entitled to exchange their shares for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

          (J) NOTICES. Any notice required by the provisions of this Section 8 to be given to the holders of shares of Series A Stock shall be in writing and may be delivered by personal service or sent by telegraph or cable or sent by prepaid registered or certified mail, return receipt requested to the holders of record of such shares at the address shown on the Corporation's books.

          (K) FRACTIONAL SHARES. No fractional Common Shares shall be issued upon conversion of Series A Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one Common Share on the date of conversion. For purposes of this paragraph, "fair market value" shall mean (i) if the Common Shares shall then be listed for trading on a national securities exchange or admitted for quotation on an over-the-counter securities market (including, without limitation, the Nasdaq Stock Market), the average closing price per share, as reported by such exchange or market, of the Common Shares for the 30 consecutive trading days preceding the date of the conversion of the Series A Stock giving rise to the fractional Common Share or Common Shares or (ii) if the Common Shares shall not then be so listed or admitted for quotation, the amount determined pursuant to an appraisal of an independent valuation firm selected in good faith by the Board of Directors.

          (L) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series A Stock, the full number of Common Shares deliverable upon the conversion of all shares of the Series A Stock from time to time outstanding. Before taking any action which would cause the Corporation not to have a sufficient number of authorized but unissued Common Shares for purposes of effecting the conversion of all then outstanding shares of Series A Stock, the Corporation shall take any corporate action that is necessary for the Corporation to be able to validly and legally issue fully paid and nonassessable Common Shares upon such conversion at the Conversion Rate (as adjusted from time to time).

                                *  *  *  *  *  *

     The number of shares constituting Series A Stock is 30,000, none of which has been issued.

          The undersigned Edward Soren, the Executive Vice President, and Patrick Aelvoet, the Chief Financial Officer, of Communication TeleSystems International, each declares under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Certificate are true of his own knowledge.

          Executed at San Diego, California, on August 12, 1999.
                                                       --

                      /s/ Edward Soren
                      ------------------------------------
                      Name:     Edward Soren
                      Title:  Executive Vice President



                      /s/ Patrick Aelvoet
                      ------------------------------------
                      Name:   Patrick Aelvoet
                      Title:  Chief Financial Officer





                                      S-1